September 1, 2021

Tekne Capital Management, LLC

509 Madison Avenue, Suite 714

New York, NY 10022

Non-Discretionary Model Portfolio Provider Agreement

Dear Sir or Madam:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, Chicago, Illinois 60606, is the investment adviser to Harbor Funds (the “Trust”) on behalf of each series set forth in Schedule A attached hereto, severally and not jointly (each, a “Fund”). The Trust has been organized as a statutory trust under the laws of the State of Delaware to engage in the business of an investment company. The Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The shares of beneficial interest of the Trust (the “Shares”) are divided into multiple series, including the Fund(s), as established pursuant to resolutions adopted by the Board of Trustees of the Trust (the “Board” or the “Trustees”). Pursuant to authority granted the Adviser by the Trust’s Trustees, the Adviser has selected Tekne Capital Management, LLC (“you”, “your” or “yourself”) to act as a non-discretionary sub-investment adviser of a Fund and to provide certain other services, as more fully set forth herein (the “Agreement”). You are willing to act as such a non-discretionary sub-investment adviser and to perform such services under the Agreement. You acknowledge and agree that the Adviser maintains sole discretion over each Fund and may determine at any given time that no Fund assets will be advised by you. Accordingly, the Adviser and the Trust on behalf of the Fund(s) agree with you as follows:

1.	Delivery of Fund Documents. The Adviser will furnish you with copies, properly certified or authenticated, of each of the following:

(a)	Agreement and Declaration of Trust, as in effect on the date hereof (the “Declaration of Trust”);

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”);

(c)	Resolutions of the Trustees selecting the Adviser as investment adviser and you as a non-discretionary sub-investment adviser and approving the form of this Agreement;

(d)	Each Fund’s Prospectus and Statement of Additional Information (collectively, the “Disclosure Documents”);

(e)

A statement of the investment objectives and policies of the Model Portfolio (as defined below) and any specific investment restriction applicable thereto, as agreed upon between you and the Adviser from time to time (the “Investment Guidelines”); and

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(f)	A set of procedures governing your delivery of each Model Portfolio, as agreed upon between you and the Adviser from time to time (the “Operating Procedures”).

The Adviser will furnish you from time to time with copies of all material amendments of or supplements to the foregoing.

2.

Advisory Services. You will regularly provide each Fund with advice concerning the investment management of that portion of the Fund’s assets that are allocated to you (those assets being referred to for the Fund(s) individually and collectively as the “Advisory Account”). The Board or the Adviser may, from time to time, make additions to and withdrawals from the Advisory Account. The Adviser will make all decisions to purchase, hold or sell assets of the Advisory Account, and you are not authorized to place orders for the execution of securities or other transactions for or on behalf of the Advisory Account.

You will recommend to the Adviser portfolio securities for the Advisory Account by creating a list of recommended investments and weightings (the “Model Portfolio”) for the Adviser’s consideration in managing the Advisory Account. The Model Portfolio will be sent by you to the Adviser in accordance with the Operating Procedures. Other than your responsibilities to make the recommendations contained in the Model Portfolio, to deliver the Model Portfolio, and to provide such other information, reports, records or advice as set forth herein, you have no authority or responsibility to manage the Advisory Account and you acknowledge and agree that the Adviser retains the authority and responsibility to manage the assets of the Advisory Account.

In providing the Model Portfolio, you will comply with the applicable requirements of the Investment Company Act and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and all rules and regulations thereunder; all other applicable federal and state laws and regulations; the requirements for qualification, as applied to the Model Portfolio, of the Fund as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended; the Declaration of Trust; By-Laws; the Fund’s policies and procedures (the “Policies and Procedures”); any Investment Guidelines or other instructions received in writing from the Adviser (the “Guidelines”); the Disclosure Documents; and any other instructions communicated in writing to you by the Adviser from time to time (collectively, “Investment Requirements”). In the event of a conflict between the Guidelines and the other Investment Requirements, the Guidelines shall control. You will be responsible for the Model Portfolio’s compliance with the Investment Requirements at each time that the Model Portfolio is delivered to the Adviser and you will report to the Adviser promptly any securities or weightings of securities in the Model Portfolio that may be in violation of any of the foregoing at the time of delivery. The Adviser will be responsible for transmitting the current net asset value (“NAV”) of the applicable Advisory Account on which the Model Portfolio will be based, which will serve as the basis for your determination of whether a Model Portfolio meets the Investment Requirements. You shall have no responsibility for actions taken in reliance on the Declaration of Trust; the By-Laws; the Fund’s written investment objectives and policies; the Disclosure Documents; and written instructions, each as in effect from time to time.

If for any reason, including market movements, contributions to or withdrawals from the Advisory Account, or a change in the nature of any investment, the Advisory Account ceases to comply with the Investment Requirements, the Adviser may request and you will promptly provide a Model Portfolio that remedies such non-compliance.

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At the Adviser’s request, you will consult with the Adviser with respect to any recommendations made by you with respect to the investments in the Advisory Account.

You shall maintain written compliance policies and procedures pursuant to Rule 206(4)-7 under the Investment Advisers Act that are reasonably designed to ensure compliance by you with the Investment Advisers Act and the rules thereunder, which shall include compliance policies and procedures that are reasonably designed to ensure the Advisory Account’s compliance with the Investment Requirements and to prevent yourself and the Advisory Account from violating applicable federal securities laws. You agree to provide the Trust and the Adviser with such reports and certifications and with such access to your officers and employees as the Trust or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance policies and procedures. You agree to notify the Adviser immediately upon detection of any breach of any of the Investment Requirements relating to the Advisory Account. You also agree to notify us promptly upon detection of any material violations of your compliance policies and procedures that relate to the Advisory Account or your activities as an investment adviser generally when the violation could be considered material to your advisory clients.

You shall maintain any books and records that are required to be maintained by you as a registered investment adviser under the Investment Advisers Act and shall timely furnish to the Adviser all information requested by the Adviser relating to your services hereunder needed by the Adviser to keep other books and records of the Advisory Account required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain pursuant to the foregoing for the Advisory Account are the property of the Fund and you shall surrender promptly upon request and without any charge to the Fund any of such records. Notwithstanding the foregoing, you shall be entitled to maintain copies of such records as are required to be maintained by you under applicable law and/or pursuant to your compliance policies and procedures.

You will not be responsible for the voting of proxies solicited by or with respect to the issuers of securities in the Model Portfolio, but will, at the reasonable request of the Adviser, provide the Adviser with your recommendations as to such voting. For the avoidance of doubt, you will not be responsible for filing Form N-PX or any other regulatory filings in connection with any such recommendations provided by you at the reasonable request of the Adviser.

Upon reasonable request from the Adviser, you will reasonably assist the Valuation Committee of the Trust in valuing securities or other financial instruments of the Advisory Account as may be required from time to time, including making available information of which you have knowledge related to the securities or other financial instruments being valued. You will not be responsible for determining or ratifying the valuations of the securities or other assets included in each Fund that are used by a Fund for purposes of determining its NAV and assessing compliance with applicable laws and regulations and the Fund Policies and Procedures that depend on such valuations or NAV determinations.

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You shall promptly provide the Trust and the Adviser with any information you receive regarding class action claims or any other legal matters involving any security or other financial instrument in the Advisory Account and shall cooperate with the Trust and the Adviser to the extent necessary for the Trust or the Adviser to pursue and/or participate in any such action or matter.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund or of the Adviser. You will make your officers and employees available to meet by video conference or teleconference with the Trustees and the Trust’s or Adviser’s officers at least quarterly on due notice to review the investments and investment program of the Advisory Account in light of current and prospective economic and market conditions. You will provide the Adviser with such periodic reports concerning the Model Portfolio as the Adviser may from time to time reasonably request. You will otherwise provide reasonable assistance in connection with your duties hereunder to assist the Trust’s officers and agents in fulfilling the Trust’s ongoing regulatory reporting and disclosure obligations.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association, except as specifically prescribed in paragraph 4.

You may not delegate to any person, including to one or more companies that you control, are controlled by, or are under common control with, or to specified employees of any such companies, any of your duties under this Agreement without the prior written consent of the Adviser.

3.	Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. You will not be required to pay any expenses of the Fund.

4.

Compensation. For all investment management services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule B hereto, quarterly in arrears, based on a percentage of the Average Account Daily Net Assets (as defined in Schedule B) of the Advisory Account during the quarter. To ensure the correct compensation amount is paid, the Adviser shall provide you with quarterly reports reflecting the average daily net assets for each Fund.

5.

Limitation of Liability. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Advisory Account, the respective Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part or from reckless disregard by you of your obligations and duties under this Agreement.

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6.	Representations and Warranties.

(a)	You represent and warrant that:

i.	You are an investment adviser registered under the Investment Advisers Act;

ii.

You are or will be registered as a Commodity Trading Advisor (CTA) and a Commodity Pool Operator (CPO) under the Commodity Exchange Act with the Commodity Futures Trading Commission (CFTC) and the National Futures Association (NFA), or are not required to register;

iii.	Your deliver of the Model Portfolio to the Adviser will not violate the portfolio holdings disclosure policy of any of your other advisory clients, including any other registered investment company;

iv.

Your Model Portfolio will comply in all material respects with the Investment Guidelines and other Investment Requirements at the time you deliver it to the Adviser and thereafter, provided however, that in the event of conflict between the Investment Guidelines and other Investment Requirements, the Investment Guidelines will control;

v.

You are a corporation duly organized and properly registered and operating under the laws of the State of Delaware with the power to own and possess its assets, perform your obligations under this Agreement, and to carry on your business as it is now being, and will be, conducted;

vi.

The execution, delivery and performance of this Agreement are within your powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on your part for the execution, delivery and performance of this Agreement, and your execution, delivery and performance of this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) your governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon you;

vii.

You will maintain insurance coverage in such amounts considered commercially reasonable and appropriate under current industry practice for an investment adviser of your size and business model, as such may change from time to time, and will promptly provide the Adviser with notification of any materially adverse changes to or cancellation of such coverage; and

viii.

You will promptly notify the Adviser and the Trust if you suffer a material adverse change in your business that would materially impair your ability to perform your relevant duties for the Advisory Account.

(b)	The Adviser represents and warrants that:

i.	The Adviser is an investment adviser registered under the Investment Advisers Act;

ii.	The information provided by the Adviser in connection with your initial determination of and updates to a Model Portfolio is accurate and complete in all material respects;

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iii.

The Adviser is a corporation duly organized and properly registered and operating under the laws of the State of Delaware with the power to own and possess its assets, perform the Adviser’s obligations under this Agreement, and to carry on the Adviser’s business as it is now being, and will be, conducted;

iv.

The execution, delivery and performance of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the Adviser’s part for the execution, delivery and performance of this Agreement, and the Adviser’s execution, delivery and performance of this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

v.

The Adviser’s agreement with the Trust, on behalf of the Fund (the “Adviser Agreement”) includes the provisions required by Section 15(a) of the Investment Company Act and was approved by: (i) the Board and its Trustees in accordance with the requirements of Section 15 of the Investment Company Act and (ii) “a majority of the outstanding voting securities” of the Fund, as such term is defined in the Investment Company Act; and

vi.	The Adviser has been duly authorized by the Fund’s Board pursuant to the Adviser Agreement to delegate to you the provision of investment services to each Fund as contemplated hereby.

(c)	The Trust, on behalf of the Fund, represents and warrants that:

i.

The Fund is a duly constituted series of the Trust with the power to own and possess its assets, perform the Fund’s obligations under this Agreement, and to carry on the Fund’s business as it is being conducted;

ii.	The Trust is duly organized under the laws of the State of Delaware and in good standing;

iii.

The execution, delivery and performance of this Agreement are within the Fund’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the Fund’s part for the execution, delivery and performance of this Agreement, and the Fund’s execution, delivery and performance of this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Fund’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Fund;

iv.

To the best of the Trust’s knowledge, the Fund’s Registration Statement is currently effective and complies in all material respects with the requirements of the Securities Act and the Investment Company Act and the rules and regulations thereunder;

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v.

To the best of the Trust’s knowledge, the Fund is currently in material compliance and shall at all times continue to materially comply with the requirements imposed upon the Fund by applicable law and regulations;

vi.

The Fund has adopted and implemented written policies and procedures, as required by Rule 38a-1 under the Investment Company Act, which are reasonably designed to prevent violations of the federal securities laws by the Fund, its employees, officers and agents;

vii.	The Fund has received a copy of your Form ADV (Parts 1 and 2); and

viii.

This Agreement has been approved: (a) by the Fund’s Board and its Trustees in accordance with the requirements of Section 15 of the Investment Company Act and (b) by a vote of “a majority of the Fund’s outstanding voting securities” of the Fund, as such term is defined in the Investment Company Act, or otherwise in accordance with any applicable exemption from such requirements granted to the Adviser and the Funds pursuant to an order issued by the U.S. Securities and Exchange Commission (“SEC”).

7.

Duration and Termination of this Agreement; Survival. This Agreement shall remain in force until September 1, 2023 and from year to year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of the Fund, is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder, subject however, to such exemptions as may be granted by the SEC by any rule, regulation or order. This Agreement may, on 30 days’ written notice, be terminated at any time without penalties charged to the Fund, by the Board, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement will terminate immediately upon its assignment or the assignment of the investment advisory agreement between the Adviser and the Trust, on behalf of the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the SEC by any rule, regulations or order. The provisions of paragraphs 5, 9 and 12 shall survive the termination of this Agreement.

8.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser or you or of the Trust.

It shall be your responsibility to furnish such information as may be requested by the Board that may reasonably be necessary in order for the Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 7 or 8 hereof.

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9.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict of law principles and the Investment Company Act. To the extent that the applicable laws of the State of Illinois conflict with the applicable provisions of the Investment Company Act, the latter shall control.

10.

Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. All persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust or the Fund as none of the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust or the Fund. No series of the Trust shall be liable for any claims against any other series or assets of the Trust.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer rights, privileges, claims or remedies upon any shareholder or other person other than the parties (including the Trust with respect to the Fund and the Advisory Account) and their respective successors and permitted assigns.

11.

Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to the Trust with respect to transactions by the Fund in securities or other financial instruments in the Advisory Account.

12.

Confidentiality. Each party agrees to protect and preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, is required, in good faith, to be treated as proprietary or confidential (“Confidential Information”). Confidential Information does not include information that: (a) is received from another party which, to the best of receiving party’s knowledge, is not subject to confidentiality obligations; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information.

You understand that the holdings, performance and any other information regarding the Advisory Account is the property of the Fund and may be used by the Fund or by the Adviser in their discretion, including with respect to the Adviser’s investment advisory services to the Fund. The Adviser agrees to treat the Model Portfolio delivered to it by you as Confidential Information and agrees not to disclose or redistribute the Model Portfolio without your prior written consent to such disclosure or redistribution. You understand and agree that the confidentiality obligations contained in this Section 12 will in no way limit or restrict the Adviser’s or the Fund’s ability to distribute or disclose the holdings of the Advisory Account or any purchases, sales or other transactions with respect to the Advisory Account.

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Each party shall take reasonable measures, which shall be at least as restrictive as the measures it takes to protect its own confidential information but, in any event, using a reasonable standard of care, to maintain the confidentiality of the Confidential Information. Neither party shall disclose Confidential Information except: (a) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with prior written notice, unless such notice is prohibited, shall seek, or permit the disclosing party to seek, a protective order, and shall comply with the terms of any such protective order; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall seek confidential treatment from the regulatory agency where possible; provided further that with respect to (b) and (c), the receiving party shall only disclose such Confidential Information as is minimally required to respond to the order or inquiry, based upon the advice of counsel. Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties. Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement.

13.

Use of Names. Unless required by applicable law, neither party shall use the name, trademark or trade name of the other party or any of its affiliates in any advertising, promotional or other material without obtaining specific prior written approval of the non-disclosing party.

To the extent your prior written approval is obtained as described above, you hereby agree that for so long as the Fund remains in existence and you serve as a subadviser to the Fund, the Adviser shall have a non-exclusive, non-transferable, royalty-free license to reproduce, distribute, publicly display or otherwise use your name, including any short form thereof, logo or other identifying mark, and trade name (collectively, the “Licensed IP”) solely for the purpose of identifying you as a non-discretionary subadviser to the Fund or including you in a listing of entities that serve as subadvisers to the series of the Trust in the marketing materials for which you have provided your prior written approval.

The Adviser agrees that it will not edit, excerpt or modify the Licensed IP in any way. The Adviser acknowledges that it will acquire no right, title or interest to the Licensed IP or any of the goodwill associated therewith. The Adviser further agrees that it will be responsible for ensuring that materials containing the Licensed IP which are used to market the Fund to current and prospective investors will comply with applicable laws, rules and regulations.

[Signatures appear on the following page]

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SEPTEMBER 1, 2021

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this Agreement and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this Agreement shall become a binding contract.

HARBOR FUNDS ON BEHALF OF
EACH FUND SET FORTH IN SCHEDULE A, SEVERALLY AND NOT JOINTLY

By:
Charles F. McCain, President

HARBOR CAPITAL ADVISORS, INC.

By:
Kristof Gleich, President

The foregoing Agreement is hereby accepted as of the date thereof.

TEKNE CAPITAL MANAGEMENT, LLC

By:

Name:

Title:

TEKNE CAPITAL MANAGEMENT, LLC

SEPTEMBER 1, 2021

SCHEDULE A

FUNDS

Harbor Disruptive Innovation Fund